EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
OCTOBER 23, 2019		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS RECORD QUARTERLY EARNINGS
FOR THE THIRD QUARTER 2019

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.7 billion financial holding company with two community bank subsidiaries, announced its financial results for the third quarter of 2019.  Premier realized net income of $6,267,000 (43 cents per diluted share) during the quarter ended September 30, 2019, a 24.8% increase from the $5,021,000 of net income reported for the third quarter of 2018.  The increase in net income during the third quarter of 2019 is largely due to increases in loan interest income and investment interest income which more than offset increases in interest expense and non-interest expense.  On a diluted per share basis, Premier earned $0.43 during the third quarter of 2019 compared to $0.37 per share earned during the third quarter of 2018.  For the first nine months of 2019 Premier realized net income of $18,302,000 ($1.24 per diluted share), a 26.0% increase over the $14,529,000 ($1.08 per diluted share) earned during the first nine months of 2018.

President and CEO Robert W. Walker commented, “In the third quarter of 2019, Premier has once again set a new record in quarterly net income at $6,267,000, exceeding the previous record set in the first quarter of 2019 by $91,000, or 1.5%.  In fact, the net income generated in the first three quarters of 2019 rank as the top three best quarters ever achieved by our company, resulting in the $18,302,000 of reported net income for the first nine months of 2019.  Our net interest margin remained above 4.00% in the first nine months of 2019, at 4.22%, slipping a little in the third quarter to 4.17%.  At the same time, our net overhead ratio dropped to 2.13% of average earning assets compared to 2.17% for the first nine months of 2018.  Our level of non-performing assets has decreased since year-end 2018 as well.  Non-accrual loans at September 30, 2019 are 18.8%, or $3,284,000 lower than the level of non-accrual loans reported at December 31, 2018.  We are looking forward to consummating our acquisition of The First National Bank of Jackson, which is anticipated to be completed early in the fourth quarter of this year.”

Net interest income for the quarter ended September 30, 2019 totaled $16.778 million, up $2,269,000, or 15.6%, from the $14.509 million of net interest income earned in the third quarter of 2018.  Interest income in 2019 increased by $3,307,000, or 20.7%, largely due to a $2,707,000, or 19.7%, increase in interest income on loans.  Interest income on loans in the third quarter of 2019 included approximately $607,000 of income recognized from deferred interest and discounts recognized on loans that paid off during the quarter compared to only $141,000 of interest income of this kind recognized during the third quarter of 2018.  Otherwise, interest income on loans increased by $2,241,000, or 16.5%, in the third quarter of 2019, partially due to a higher average balance of loans outstanding during the quarter when compared to the third quarter of 2018, largely due to the loans acquired via the purchase of The First Bank of Charleston late in 2018, as well as a higher average yield on the loans outstanding.  Interest income on investment securities in the third quarter of 2019 increased by $554,000, or 30.8%, largely due to higher average yields on a higher average balance of investments outstanding during the third quarter of 2019, primarily due to the investment portfolio added from the acquisition of The First Bank of Charleston in the fourth quarter of 2018.  Interest income from interest-bearing bank balances and federal funds sold increased by $46,000, or 9.7%, due to an increase in the average yield on these balances in 2019 resulting from increases in the short-term interest rate policy of the Federal Reserve Board of Governors during 2018 on a higher average balance outstanding during the third quarter of 2019 when compared to the third quarter of 2018.

Partially offsetting the increase in interest income in the third quarter of 2019 was a $1,038,000, or 69.6%, increase in interest expense.  Interest expense on deposits increased by $1,012,000, or 74.7%, in the third quarter of 2019, due to increases in the average rate paid on certificates of deposit, savings deposits and NOW and money market deposits during the quarter, when compared to the third quarter of 2018.  Adding to the increase in interest expense on deposits, average interest-bearing deposit balances were up $107.4 million, or 11.3%, compared to the third quarter of 2018, while the average interest rate paid on interest-bearing deposits was up 32 basis points in 2019, from 0.57% in the third quarter of 2018 to 0.89% in the third quarter of 2019.  Increases in short-term rates have increased competition for deposits and time deposits in particular. The related rates of interest paid on time deposits increased by 70 basis points, driving the overall increase in interest expense on deposits in the third quarter of 2019 when compared to the third quarter of 2018.  Interest expense on customer repurchase agreements and other short-term borrowings increased by $14,000 in the third quarter of 2019, largely due to an increase in the average rate paid on a slightly lower average balance outstanding.  Adding to the interest expense increase in 2019 was $48,000 of interest expense on the remaining Federal Home Loan Bank (“FHLB”) borrowings of First Bank of Charleston assumed by Premier as part of the acquisition, while there was no such interest in the third quarter of 2018.  Partially offsetting the increase in interest expense on FHLB borrowings, interest expense on other borrowings by the parent company decreased by $37,000, in the third quarter of 2019, due to the full repayment of this borrowing prior to the end of June 2019.

During the quarter ended September 30, 2019, Premier recorded $425,000 of provision for loan losses compared to $275,000 of provision for loan losses recorded during the same quarter of 2018.  The provision for loan losses recorded during the third quarter of 2019 was primarily in response to increases in the level of additional identified credit risk on impaired loans in Premier’s multifamily real estate loan and owner-occupied commercial real estate loan portfolios.  Specific reserves on impaired loans increased from $2,144,000 at the end of the second quarter of 2019, net of $250,000 charged-off in the third quarter, to $2,473,000 at the end of the third quarter of 2019.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $216,000 in the third quarter of 2019 when compared to the same quarter of 2018, while recoveries on loans previously charged-off decreased by $397,000 in the third quarter of 2019, as a result of a large recovery recorded in the third quarter of 2018.  During the first nine months of 2019, net charge-offs have increased by $731,000 to $1,242,000, compared to the same nine months of 2018, due to a combination of a $334,000 increase in gross charge-offs and a $397,000 decrease in recoveries on loans previously charged-off described above.  While the identified credit risk in loans individually evaluated for impairment increased during the quarter ended September 30, 2019, total individually impaired loans decreased.  Non-accrual loans have decreased by $3,284,000 since year-end 2018, while accruing loans over 90 days past due increased by $390,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended September 30, 2019 totaled $8.279 million compared to $7.730 million in the third quarter of 2018.  Net overhead increased by $549,000, or 7.1%, in the third quarter of 2019 when compared to the third quarter of 2018, as a $34,000, or 1.4%, increase in non-interest income was more than offset by a $583,000, or 5.7%, increase in non-interest expense.  Total non-interest income increased by $34,000 in the third quarter of 2019 when compared to the third quarter of 2018, largely due to a $33,000, or 2.8%, increase in revenue from service charges and fees on deposit accounts, a $68,000, or 234%, increase in secondary market mortgage income, and a $10,000 increase in other non-interest income.  These increases were partially offset by a $77,000, or 8.0%, decrease in electronic banking income.  Non-interest expense increased by $583,000, or 5.7% in the third quarter of 2019 compared to the third quarter of 2018, largely due to the operations of the newly acquired First Bank of Charleston location.  Increases in operating costs include a $576,000, or 11.9%, increase in staff costs, a $130,000, or 8.3% increase in occupancy and equipment expense, a $163,000, or 12.4%, increase in outside data processing costs, a $187,000, increase in OREO expense, an $18,000, or 8.3%, increase in taxes not on income and a $33,000, or 17.4%, increase in the amortization of intangible assets.  These increases were partially offset by a $240,000, or 45.6%, decrease in professional fees, a $47,000, or 41.2%, decrease in loan collection expenses, a $176,000, or 103%, decrease in FDIC insurance premiums and a $67,000, or 6.4% decrease in other operating expenses, when compared to the third quarter of 2018.  The increase in OREO expense was largely due to $180,000 of writedowns of the carrying value in the third quarter of 2019.  The decrease in FDIC insurance premium was due to the application of FDIC premium credits for community banks used to offset the third quarter assessment.

Total assets as of September 30, 2019 were up $20.3 million, or 1.2%, to $1.710 billion from the $1.690 billion of total assets at year-end 2018.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, increased by $41.4 million, largely due to an increase in funds from maturing investment securities and net payoffs on loans during the first nine months of 2019.  Investment securities decreased by $17.9 million, or 4.9%, since year-end 2018, as $40.0 million of new investment purchases from available funds and a $10.0 million increase in the market value of the securities available for sale were more than offset by maturing investments, called securities and principal paydowns on mortgage backed securities.  Total loans outstanding decreased by $8.4 million, or 0.7%, largely due to payoffs on loans in the second and third quarters of 2019 exceeding new loans generated during the first nine months of 2019.  Other real estate owned (“OREO”) decreased by $100,000, or 0.7%, as new foreclosures, including one commercial real estate property during the first quarter of 2019 that also resulted in a $450,000 loan charge-off, have been more than offset by sales and writedowns of OREO properties in the first nine months of 2019.  Other assets increased by $6.1 million since year-end 2018, largely due to recording of a $7.5 million Finance Lease Right to Use Asset in accordance with the adoption of Accounting Standards Update (“ASU”) 2016-02 on January 1, 2019.  Total deposits decreased by $2.9 million, or 0.2%, since year-end 2018, largely due to a $22.7 million, or 5.8% decrease in non-interest bearing deposits.  Nearly offsetting these decreases, interest bearing transaction deposits have increased by $4.7 million, or 1.6%, savings deposits have increased by $6.1 million, or 1.7%, and time deposits have increased by $9.0 million, or 2.3% since year-end 2018.  Customer repurchase agreements decreased by $341,000, or 1.5% since year-end 2018.  FHLB borrowings and other borrowings decreased by $2.5 million and $2.5 million, respectively, since year-end 2018 due to payments upon maturity, scheduled principal payments and additional principal payments on Premier’s existing borrowings.  Premier’s subordinated debentures increased by $22,000 since year-end 2018 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million face value of the subordinated debentures.  Other liabilities increased by $8.3 million, largely due to the recording of a $7.5 million Finance Lease Liability also in accordance with the adoption of ASU 2016-02 on January 1, 2019.

Stockholders’ equity of $236.8 million equaled 13.8% of total assets at September 30, 2019, which compares to stockholders’ equity of $216.7 million, or 12.8% of total assets, at December 31, 2018.  The increase in stockholders’ equity was largely due to the $18.3 million of net income in the first nine months of 2019 and a $7.9 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by the $0.45 per share of cash dividends declared and paid during the first nine months of 2019.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ended September 30, 2019

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2019	2018	2019	2018
Interest Income
Loans, including fees	16,438	13,731	48,954	41,449
Investments and other	2,870	2,270	8,524	6,104
Total interest income	19,308	16,001	57,478	47,553
Interest Expense
Deposits	2,367	1,355	6,702	3,583
Borrowings and other	163	137	508	407
Total interest expense	2,530	1,492	7,210	3,990
Net interest income	16,778	14,509	50,268	43,563
Provision for loan losses	425	275	1,315	1,890
Net interest income after provision	16,353	14,234	48,953	41,673
Non-interest Income
Service charges on deposit accounts	1,216	1,183	3,432	3,343
Electronic banking income	891	968	2,640	2,677
Other non-interest income	364	286	922	714
Total non-interest income	2,471	2,437	6,994	6,734
Non-Interest Expense
Salaries and employee benefits	5,422	4,846	16,048	14,667
Net occupancy and equipment	1,700	1,570	5,241	4,660
Outside data processing	1,478	1,315	4,288	3,841
OREO expenses and writedowns, net	213	26	690	(335)
Amortization of intangibles	223	190	673	575
Other non-interest expenses	1,714	2,220	5,444	6,206
Total non-interest expense	10,750	10,167	32,384	29,614
Income Before Taxes	8,074	6,504	23,563	18,793
Income Taxes	1,807	1,483	5,261	4,264
NET INCOME	6,267	5,021	18,302	14,529

EARNINGS PER SHARE	0.43	0.38	1.25	1.09
DILUTED EARNINGS PER SHARE	0.43	0.37	1.24	1.08
DIVIDENDS PER SHARE	0.15	0.15	0.45	0.42

Charge-offs	452	236	1,464	1,130
Recoveries	65	462	222	619
Net charge-offs (recoveries)	387	(226)	1,242	511

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2019	2018
ASSETS
Cash and due from banks	26,608	22,992
Interest-bearing bank balances	80,675	41,005
Federal funds sold	15,983	17,872
Securities available for sale	347,811	365,731
Loans (net)	1,127,051	1,135,563
Other real estate owned	13,924	14,024
Other assets	46,082	40,020
Goodwill and other intangible assets	52,235	52,908
TOTAL ASSETS	1,710,369	1,690,115

LIABILITIES & EQUITY
Deposits	1,427,240	1,430,127
Fed funds/repurchase agreements	21,721	22,062
FHLB borrowings	6,362	8,819
Other borrowings	-	2,500
Subordinated debentures	5,428	5,406
Other liabilities	12,810	4,472
TOTAL LIABILITIES	1,473,561	1,473,386
Common Stockholders’ Equity	236,808	216,729
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,710,369	1,690,115

TOTAL BOOK VALUE PER COMMON SHARE	16.17	14.82
Tangible Book Value per Common Share	12.60	11.20

Non-Accrual Loans	14,164	17,448
Loans 90 Days Past Due and Still Accruing	1,476	1,086